Exhibit 99.1

Escalade Reports Fourth Quarter 2016 Results

- Fourth quarter sales of $45.8 million, up 5% from prior year

- Diluted earnings per share of $0.24, up 20% from prior year

- Increased the quarterly dividend to $0.115 per share, up 5% from prior quarter

EVANSVILLE, Ind., Feb. 23, 2017 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that net sales for the fourth quarter of 2016 were $45.8 million, or 5% higher compared to net sales of $43.7 million for the same quarter in 2015. Acquisitions completed in 2016 as well as new product offerings introduced into the market during 2016 are the primary drivers for the increase in sales. Continued softness within the archery category partially offset these increases.

Gross margin ratio for the fourth quarter of 2016 decreased slightly to 22% from 23% for the same period in 2015.

Selling, general and administrative expenses (SG&A) were $6.1 million for the quarter compared to $6.8 million for the same period in 2015, a decrease of $0.7 million. As a percentage of sales, SG&A for the fourth quarter of 2016 have decreased to 13% from 15% reported for the same period in 2015.

Net income for the fourth quarter of 2016 was $3.5 million, or $0.24 diluted earnings per share compared to net income of $2.9 million or $0.20 diluted earnings per share for the same quarter in 2015.

The Company announced an increase in its current quarterly dividend from $0.11 to $0.115 per share that would be paid to all shareholders of record on March 13, 2017 and disbursed on March 20, 2017.

"Revenue growth of 8% in a year that had challenges, including retail bankruptcies and a continuation of a soft archery category, was more than offset with on-line sales growth and market share gains in the basketball category," stated Dave Fetherman, President and Chief Executive Officer of Escalade, Inc. "We see those challenges continuing through the first quarter of 2017, yet remain confident of continued revenue growth from internally developed products and as we look for accretive acquisitions. Based on 2016 operating results, we are pleased to increase the current quarterly dividend to $0.115 per share."

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-1358.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures of non-core assets and businesses, the continuation and development of key customer and supplier relationships, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Twelve Months Ended
All Amounts in Thousands Except Per Share Data	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015

Net sales	$ 45,826	$ 43,744	$ 167,650	$ 155,542

Costs and Expenses
Cost of products sold	35,590	33,732	123,383	112,068
Selling, administrative and general expenses	6,101	6,757	27,357	27,775
Amortization	364	754	2,327	2,881

Operating Income	3,771	2,501	14,583	12,818

Other Income (Expense)
Interest expense	(203)	(130)	(834)	(470)
Equity in earnings of affiliates	923	913	1,672	2,993
Other income (expense)	(47)	57	121	333

Income Before Income Taxes	4,444	3,341	15,542	15,674

Provision for Income Taxes	981	482	4,049	4,068

Net Income	$ 3,463	$ 2,859	$ 11,493	$ 11,606

Earnings Per Share Data:
Basic earnings per share	$ 0.24	$ 0.20	$ 0.81	$ 0.82
Diluted earnings per share	$ 0.24	$ 0.20	$ 0.80	$ 0.82

Dividends declared	$ 0.11	$ 0.11	$ 0.44	$ 0.43

Consolidated Condensed Balance Sheets
(Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	December 31, 2016	December 26, 2015

ASSETS
Current Assets:
Cash and cash equivalents	$ 1,013	$ 1,982
Receivables, less allowances of $910 and $1,086	35,894	38,984
Inventories	33,802	25,862
Prepaid expenses	2,798	2,494
Deferred income tax benefit	1,283	1,543
Prepaid income tax	833	1,910
TOTAL CURRENT ASSETS	75,623	72,775

Property, plant and equipment, net	13,714	14,363
Intangible assets	20,857	16,868
Goodwill	21,456	20,047
Investments	19,030	19,644
Other assets	81	40
TOTAL ASSETS	$150,761	$143,737

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 1,250	$ 1,810
Trade accounts payable	4,376	2,547
Accrued liabilities	12,792	14,174
TOTAL CURRENT LIABILITIES	18,418	18,531

Long-term debt	24,189	21,526
Deferred income tax liability	6,441	7,200
TOTAL LIABILITIES	49,048	47,257

Commitments and contingencies	--	--

Stockholders' equity:
Preferred stock
Authorized: 1,000,000 shares, no par value, none issued
Common stock
Authorized: 30,000,000 shares, no par value
Issued and outstanding: 2016 —14,304,959 shares, 2015 —14,179,844 shares	14,305	14,180
Retained earnings	91,688	85,478
Accumulated other comprehensive loss	(4,280)	(3,178)
TOTAL STOCKHOLDERS' EQUITY	101,713	96,480
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$150,761	$143,737